EXHIBIT 5


                        [LETTERHEAD OF WHITE & CASE LLP]



May 20, 2003

The First American Corporation
One First American Way
Santa Ana, California 92707


Re:      Registration Statement on Form S-8


Ladies and Gentlemen:

         We have acted as special counsel to The First American Corporation, a California corporation (the "Company"), and are familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of (a) up to 10,000,000 of the Company's Common shares, $1.00 par value (the "Stock"), issuable under The First American Corporation 401(k) Savings Plan (Restatement effective as of January 1, 2001) (the "Plan"), (b) a related number of rights to purchase $1.00 par value Series A Junior Participating Preferred Shares (the "Rights" and, collectively with the Stock, the "Shares") pursuant to that certain Rights Agreement dated as of October 23, 1997 (the "Rights Agreement"), and (c) the interests in the Plan to be issued to those employees of the Company and its subsidiaries who are eligible and elect to participate in the Plan (the "Plan Interests").

         For the purposes of rendering this opinion, we have examined originals or photostatic copies of the Plan, the Rights Agreement and such corporate records, agreements and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection with our examination of such documents, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. With respect to instruments executed by natural persons, we have assumed the legal competency and authority of such persons. As to facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of the Company.

         Based on the foregoing, in reliance thereon and subject to compliance with applicable state securities laws and the assumptions and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions set forth in the Plan, the Rights Agreement and any related documents, will be validly issued, fully paid and nonassessable and that the Plan Interests, when issued in accordance with the terms and conditions set forth in the Plan, will be validly issued.

         We consent to the use of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,


                                                     /s/ White & Case LLP


NWR:JSR